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               [LETTERHEAD OF MRS. FIELDS COOKIES APPEARS HERE]

                                                                    Exhibit 23.9


                                    Consent
                                    -------

We hereby request your consent to refer to you as the Chief Operating and Accounting Officer (prior management) of (GACC/CUSA) in referring to relevant MD&A sections in the MFOC and MFH S-4 filings. We confirm that we have not made changes to the MD&A prepared by you previously.

Consent /s/ David Barr                 Acknowledgement /s/ Tim Pierce
       --------------------                           -----------------------
       David Barr                                     Tim Pierce
       President and CEO                              Chief Financial Officer
       May 26, 1996 - August 24, 1998                 Jan 30, 1999

       CFO
       May 31, 1994 - May 26, 1996